Amendment To
The Investment Sub-Advisory Agreement Between Jackson National Asset
Management, LLC, Eaton Vance Management, And Jackson Variable Series Trust

            This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), Eaton Vance Management, a Massachusetts business trust and registered investment adviser (“Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (“Trust”).

            Whereas, the Adviser, the Sub-Adviser, and the Trust entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio (the “Fund”) of the Trust, as listed on Schedule A to the Agreement.

            Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

            Whereas, the parties have agreed to amend the Agreement to reduce the sub-advisory fees for the Fund, effective January 1, 2016, and, in connection with the reduction, to amend Schedule B.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2016, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

            In Witness Whereof, the Adviser, the Sub-Adviser, and Trust have caused this Amendment to be executed as of this 1st day of January, 2016.

Jackson National Asset Management, LLC	Eaton Vance Management

By:	/s/ Mark D. Nerud	By:	/s/Maureen Gemma

Name:	Mark D. Nerud	Name:	Maureen Gemma

Title:	President and Chief Executive Officer	Title:	Vice President and Chief Legal Officer - Eaton Vance Funds

Jackson Variable Series Trust

By:	/s/ Diana R. Gonzalez

Name:	Diana R. Gonzalez

Title:	Assistant Vice President

Schedule B
Dated January 1, 2016
(Compensation)

JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Average Daily Net Assets	Annual Rate

$0 to $250 Million	0.55%
$250 to $500 Million	0.525%
Over $500 Million	0.500%

Accrued daily and payable monthly on the average daily net assets in the Fund.